UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2011

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On April 14, 2011, TVA entered into two agreements that generally will absolve TVA from any liability under the new source review and associated requirements (collectively, “NSR”) under the Clean Air Act for maintenance, repair, and component replacement projects at TVA’s coal-fired units.  One agreement is a Federal Facilities Compliance Agreement with the United States Environmental Protection Agency (“EPA”).  The second agreement is a proposed consent decree with the States of Alabama, North Carolina, and Tennessee, the Commonwealth of Kentucky, and three environmental advocacy groups: the Sierra Club, National Parks Conservation Association, and Our Children’s Earth Foundation (the “Consent Decree”).  The two agreements are substantially similar and are parts of a collective undertaking and will be described collectively.

Under the agreements:

•
Most existing and possible claims against TVA based on alleged NSR and associated violations are waived and cannot be brought against TVA.  Some possible claims for sulfuric acid mist and greenhouse gases can still be brought against TVA.

•
EPA generally will not enforce NSR requirements for new plant maintenance, repair, and component replacement projects until 2019.  Possible claims for NSR violations involving increases in greenhouse gases and sulfuric acid mist from projects can still be pursued in the future.  Claims for increases in particulates also can be pursued except at TVA’s Allen, Bull Run, Kingston and Gallatin Fossil Plants and Unit 5 at TVA’s Colbert Fossil Plant.

•
TVA commits to retiring on a phased schedule two units at the John Sevier Fossil Plant, the six small units at the Widows Creek Fossil Plant, and ten units at the Johnsonville Fossil Plant.  This is a total of approximately 2,700 MW (nameplate capacity) or 2,200 MW (summer net dependable capacity).

•
TVA would have to decide whether to control, convert, or retire the remaining uncontrolled units of its coal-fired fleet on a unit by unit schedule which can extend until 2019.  This is a total of approximately 5,200 MW (nameplate capacity) or 4,100 MW (summer net dependable capacity).

•	Annual, declining emission caps are set for sulfur dioxide and nitrogen oxides.

•	TVA, with EPA approval, will invest $290 million in energy efficiency projects, demand response projects, renewable energy projects, and other TVA projects.

•	TVA will provide Alabama, Kentucky, North Carolina, and Tennessee $60 million to fund environmental projects, giving a preference for projects in the TVA watershed.

•	TVA will pay a $10 million civil penalty that will be divided among EPA, Alabama, Kentucky, and Tennessee.

The agreement with EPA will be noticed in the Federal Register and there will be a public comment period that is expected to last for 30 days.  It is possible that EPA may propose changes to the agreement after the public comment period.  Assuming the agreement with EPA becomes final after the public comment process, the United States District Court for the Eastern District of Tennessee will be asked to enter the Consent Decree.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennessee Valley Authority
(Registrant)

Date: April 19, 2011	/s/ John M. Thomas, III
John M. Thomas, III
Chief Financial Officer